Exhibit 10.1

KRYSTAL BIOTECH, INC.
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN
1.Purpose. Krystal Biotech, Inc., a Delaware corporation (the “Company”), has adopted the Krystal Biotech, Inc. Executive Change in Control Severance Plan (the “Plan”) to provide severance pay and benefits to Eligible Executives whose employment is terminated under qualifying circumstances during the Change in Control Protection Period on or after August 2, 2024 (the “Effective Date”). The Plan is intended to be maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees. Capitalized terms that are used but not defined in other sections below will have the meanings ascribed to such terms in Section 9 hereof.
2.Administration of the Plan.
(a)Administration by the Committee. The Committee shall be responsible for the management and control of the operation and the administration of the Plan, including interpretation of the Plan, decisions pertaining to eligibility to participate in the Plan, computation of severance benefits, granting or denial of severance benefit claims and review of claims denials. The Committee has absolute discretion in the exercise of its powers and responsibilities. For this purpose, the Committee’s powers shall include the following authority, in addition to all other powers provided by the Plan:
(i) to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;
(ii) to interpret the Plan, the Committee’s interpretation thereof to be final and conclusive on all persons claiming benefits under the Plan;
(iii) to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan and at what Tier level;
(iv) to make a determination as to the right of any person to a benefit under the Plan (including to determine whether and when there has been a termination of an Eligible Executive’s employment and the cause of such termination;
(v) to appoint such agents, counsel, accountants, consultants, claims administrators and other persons as may be required to assist in administering the Plan (and the Committee hereby appoints (x) the General Counsel and Corporate Secretary of the Company and the most senior officer of the Company overseeing the Human Resources function to perform ministerial and administrative tasks under the Plan, and (y) the most senior officer of the Company overseeing the Human Resources function of the Company to serve as claims administrator under the Plan, subject to Section 7 hereof);

(vi) to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing;
(vii) to sue or cause suit to be brought in the name of the Plan; and
(viii) to obtain from the Company, its Affiliates and from Eligible Executives such information as is necessary for the proper administration of the Plan.
(b)Indemnification of the Committee. The Company shall, without limiting any rights that the Committee may have under the Company’s charter or bylaws, applicable law or otherwise, indemnify and hold harmless the Committee and each member thereof (and any other individual acting on behalf of the Committee or any member thereof) against any and all expenses and liabilities arising out of such person’s administrative functions or fiduciary responsibilities, excepting only expenses and liabilities arising out of the person’s own gross negligence or willful misconduct. Expenses against which such person shall be indemnified hereunder include the amounts of any settlement, judgment, attorneys’ fees, costs of court, and any other related charges reasonably incurred in connection with a claim, proceeding, settlement, or other action under the Plan.
(c)Compensation and Expenses. Members of the Committee shall not receive additional compensation with respect to services for the Plan. To the extent required by applicable law, but not otherwise, the members of the Committee shall furnish a bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing a bond, shall be paid by the Company.
3.Eligibility. Only individuals who are Eligible Executives may participate in the Plan. The Committee has full and absolute discretion to determine and select which employees of the Company and its Subsidiaries and Affiliates are Eligible Executives. Once an employee becomes an Eligible Executive, such individual shall automatically continue to be an Eligible Executive until the Eligible Executive ceases to be an employee or is removed as an Eligible Executive by the Committee; provided, however, that any change in eligibility will be considered a Plan amendment subject to the restrictions on Plan amendments set forth in Section 8(d) below. The Plan shall supersede all prior agreements, practices, policies, procedures and plans relating to severance payments or benefits provided in connection with a Change in Control from all members of the Company Group with respect to the Eligible Executives (other than with respect to any awards outstanding under the Stock Incentive Plan).
4.Plan Benefits.
(a)Qualifying Termination During a Change in Control Protection Period. In the event an Eligible Executive’s employment with any member of the Company Group is terminated due to a Qualifying Termination that occurs during the Change in Control Protection

Period, such Eligible Executive shall be entitled to receive the Accrued Amounts, and so long as such Eligible Executive fully satisfies the Release Requirement and abides by the terms of the Restrictive Covenant Obligations, such Eligible Executive shall also be entitled to receive:
(i) A cash payment equal to the product of (A) the Applicable Severance Multiple, multiplied by (B) the sum of such Eligible Executive’s (1) Base Salary and (2) Bonus Opportunity, payable in a lump sum as soon as administratively practicable following the date the Release Requirement is fully satisfied; provided, that, if the consideration period associated with the Release Requirement (including any revocation period) commences in one calendar year and ends in a second calendar year, such payment shall be made on the later of the first payroll date of the second calendar year or the date the Release Requirement is fully satisfied (including the expiration of any revocation period); provided, further, that in no event shall such payment be made later than seventy four (74) days after such Date of Termination;
(ii) The Pro-Rated Bonus, payable in a lump sum on the date the annual bonus for the calendar year that includes the Date of Termination would otherwise have been paid, but in any event no later than March 15 of the calendar year following the end of the calendar year that includes the Date of Termination;
(iii) Payment of any earned but unpaid annual bonus for the year prior to the year in which the Date of Termination occurs, if any, payable in a lump sum at the same time that any such annual bonuses are paid to similarly-situated employees of the Company Group generally; and
(iv) Subject to such Eligible Executive’s timely election of continuation coverage under COBRA or other applicable law, during the Applicable Benefit Period, except to the extent otherwise provided by applicable law, the applicable member of the Company Group shall, at its option, pay or reimburse such Eligible Executive on a monthly basis for the amount such Eligible Executive is required to pay for such Eligible Executive and his or her dependents to effect and continue coverage as contemplated by this Section 4(a)(iv); provided, that, if such continued coverage would be discriminatory and would result in the imposition of excise taxes or other liabilities on the Company for failure to comply with any requirements of the Patient Protection and Affordable Care Act of 2010, as amended, the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable), or any other applicable law, the Company will provide such Eligible Executive with a cash payment equal to any COBRA premiums, inclusive of any taxes thereon, for the remainder of the Applicable Benefit Period. For the avoidance of doubt, the Applicable Benefit Period shall be deemed to run concurrent with (and shall not extend) the coverage continuation period mandated by COBRA or any other legally mandated and applicable coverage period, and following the Applicable Benefit Period, such Eligible Executive shall be responsible for the full cost associated with any continued coverage, whether under COBRA, any insurance policy conversion rights or otherwise. The Company Group’s obligation to provide continuation coverage under this Plan shall immediately terminate if such Eligible Executive becomes eligible for group medical coverage provided by another employer. Such Eligible Executive shall give prompt notice to the Company if he or she becomes eligible for group medical coverage offered by another employer during the Applicable Benefit Period.
(b)Equity Incentive Awards. Notwithstanding anything to the contrary contained in any award agreement or other agreement between an Eligible Executive and the Company, in the event that an Eligible Executive’s employment with any member of the Company Group terminates (pursuant to a Qualifying Termination or otherwise), all outstanding and unvested equity incentive awards then held by the Eligible Executive, pursuant to the Stock Incentive Plan or otherwise, will be treated in accordance with the Stock Incentive Plan, provided, that, for any Eligible Executive, the treatment specified under the Stock Incentive Plan with respect to a termination without Cause shall be applied for any Eligible Executive, with respect to any Qualifying Termination (but, for the avoidance of doubt, shall remain subject to all other terms and conditions as set forth in the Stock Incentive Plan).
(c)Non-Qualifying Terminations of Employment. In the event that an Eligible Executive’s employment with any member of the Company Group terminates other than pursuant to a Qualifying Termination that occurs during the Change in Control Protection Period, then all compensation and benefits to the Eligible Executive pursuant to this Plan shall terminate contemporaneously with such termination of employment, except that the Eligible Executive shall be entitled to the Accrued Amounts.
(d)No Duplication. Except as otherwise expressly provided in this Plan, this Plan shall be construed and administered in a manner which avoids duplication of compensation and benefits which may be provided under any other plan, program, policy or other arrangement or individual contract or agreement or under any statute, rule or regulation, including the Worker Adjustment and Retraining Notification Act of 1988 or any similar law. In the event an Eligible Executive is covered by any other plan, program, policy, individually negotiated agreement (including, without limitation, an Employment Agreement), statutory entitlement or other arrangement in effect as of the Date of Termination, that may duplicate the payments and benefits provided for in Section 4(a), the Committee shall reduce or eliminate the duplicative benefits provided for under the Plan.
5.Certain Excise Taxes. Notwithstanding anything to the contrary in the Plan, if an Eligible Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in the Plan, together with any other payments and benefits which the Eligible Executive has the right to receive from the Company or any of its Affiliates (or any other person who is a party to the transaction constituting a Change in Control), and taking into account reductions in respect of reasonable compensation for personal services to be rendered by the Eligible Executive on or following the date of the relevant “change in ownership or control” (within the meaning of Section 280G of the Code), including pursuant to applicable non-competition and other restrictive covenant obligations, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in the Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Eligible Executive from the

Company and its Affiliates will be one dollar less than three times the Eligible Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Eligible Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to the Eligible Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its Affiliates) used in determining if a “parachute payment” exists, exceeds one dollar less than three times the Eligible Executive’s base amount, then the Eligible Executive shall promptly repay such excess to the Company upon receipt of a notification that an overpayment has been made. Nothing in this Section 5 shall require the Company to be responsible for, or have any liability or obligation with respect to, the Eligible Executives’ excise tax liabilities under Section 4999 of the Code, if any.
6.Restrictive Covenant and Post-Termination Obligations. If the Eligible Executive (i) is party to an Employment Agreement that contains restrictive covenant obligations, including, but not limited to, confidentiality, non-competition, non-solicitation, and non-disparagement covenants, the Eligible Executive shall comply with, and be subject to, such restrictive covenant obligations as a condition of the Eligible Executive’s participation in the Plan, or (ii) is not party to an Employment Agreement that contains such restrictive covenant obligations, the Eligible Executive’s participation in this Plan shall be subject to (x) the Eligible Executive’s execution of the Employee Proprietary Information and Invention Assignment Agreement attached hereto as Exhibit A and (y) the restrictive covenants set forth in this Section 6, and in respect of clause (i) herein, the restrictive covenant obligations set forth herein shall be in addition to, and not in lieu of, any such restrictive obligations set forth in an Employment Agreement (such restrictive covenant obligations set forth in (i) and (ii), as applicable, the “Restrictive Covenant Obligations”). The terms of this Section 6 shall survive the expiration or termination of this Plan for any reason.
(a)Permitted Disclosures. The Eligible Executive understands, agrees and acknowledges that the provisions in this Plan or any other Restrictive Covenant Obligations do not prohibit or restrict Executive from (i) communicating with the Department of Justice, Securities and Exchange Commission, Department of Labor, National Labor Relations Board, Equal Employment Opportunity Commission or any other governmental authority, (ii) exercising the Eligible Executive’s rights, if any, under the National Labor Relations Act to engage in protected concerted activity, (iii) making a report in good faith and with a reasonable belief of any violations of law or regulation to a governmental authority, cooperating with or participating in a legal proceeding relating to such violations including providing documents or other information, or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law, rule or regulation. The Eligible Executive is hereby provided notice that under the 2016 Defend Trade Secrets Act: (A) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (y) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law, or (z) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (B) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.
(b)Non-Competition. To further preserve the Company Group’s goodwill, specialized training expertise, and legitimate business interests, the Eligible Executive agrees that during the Restricted Period, the Eligible Executive will not, directly or indirectly, on the Eligible Executive’s own behalf or on behalf of any third party, in any capacity (whether as a proprietor, investor, stockholder, partner, officer, director, manager, employee, consultant, contractor, advisor, agent or otherwise, and whether or not for compensation), work for, be a consultant for, be employed or engaged by, lend one’s name or assistance to, or provide strategic advice to any Competitor, where the services the Employee would render to the Competitor are similar to those which the Employee performed for the Company. This Section 6(b) does not apply to (1) the Eligible Executive’s passive ownership of not more than 2% of the outstanding, publicly traded securities of another company; and (2) employment or provision of services following the Date of Termination in a role that does not have responsibility for, or require performance of, any of the same or similar functions, duties or activities that the Eligible Executive performed or had oversight for on behalf of the Company Group, or is in connection with an independent business line of a Competitor that is wholly separate and unrelated to the confidential information of the Company Group and its products and technologies in effect or under development within the twelve (12) month period immediately preceding the Date of Termination.
(c)Non-Disparagement. Subject to Section 6(a) above, each Eligible Executive agrees that the Eligible Executive, during their employment and at all times thereafter, will not, and will cause the Eligible Executive’s Affiliates to not, make, publish, or communicate any disparaging or defamatory comments regarding (whether verbally or in writing) any member of the Company Group or each of their current or former directors, officers, members, managers, partners, executives or direct or indirect owners (including equityholders), investors, businesses, investments, agents products or services.

(d)Cooperation. Each Eligible Executive agrees that during the Eligible Executive’s employment with any member of the Company Group and thereafter (regardless of whether the Eligible Executive resigns or the Eligible Executive’s employment is terminated by such member of the Company Group or the reason for such resignation or termination), the Eligible Executive shall provide reasonable and timely cooperation in connection with: (i) any actual or threatened litigation, inquiry, review, investigation, process, or other matter, action, or proceeding (whether conducted by or before any court, regulatory, or governmental entity, or by or on behalf of the Company Group, or otherwise), that relates to events occurring during the Eligible Executive’s employment by any member of the Company Group or about which the Company Group otherwise believes the Eligible Executive may have relevant information; (ii) the transitioning of the Eligible Executive’s role and responsibilities to other personnel; and (iii) the provision of information in response to the Company Group’s requests and inquiries in connection with the Eligible Executive’s separation of employment. Each Eligible Executive’s cooperation shall include being available, at reasonable and mutually agreed times and locations (when possible) to (A) meet with and provide information to the Company Group and its counsel or other agents in connection with fact-finding, investigatory, discovery, and/or pre-litigation or other proceeding issues, at the Company’s expense, and (B) provide truthful testimony (including via affidavit, deposition, at trial, or otherwise) in connection with any such matter, all without the requirement of being subpoenaed.
(e)Prior Obligations. Each Eligible Executive hereby represents and warrants that the Eligible Executive is not the subject of, or a party to, any non-competition, non-solicitation, restrictive covenant or non-disclosure agreement, or any other agreement, obligation, restriction or understanding, that would prohibit the Eligible Executive from complying with the Plan or fully performing each of the Eligible Executive’s duties and responsibilities for the Company Group, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to the Eligible Executive by any member of the Company Group. Each Eligible Executive expressly acknowledges and agrees that the Eligible Executive is strictly prohibited from using or disclosing any confidential information belonging to any prior employer in the course of performing services for any member of the Company Group, and the Eligible Executive promises that the Eligible Executive shall not do so. Each Eligible Executive shall not introduce documents or other materials containing confidential information of any prior employer or any other person, excluding any member of the Company Group, to the premises or property (including computers and computer systems) of any member of the Company Group.
(f)Consent to Notification. If an Eligible Executive ceases to be employed by any member of the Company Group, the Eligible Executive hereby grants consent to notification by the Company Group to any new employer, any third party engaging the Eligible Executive’s services, or any entity to which the Eligible Executive becomes a partner, member, employee or otherwise engaged about the Eligible Executive’s rights and obligations under the Plan.

7.Claims Procedure and Review. Any claim for Plan benefits shall be made in accordance with this Section 7.
(a)Filing a Claim. Any Eligible Executive that the Committee determines is entitled to severance benefits under the Plan is not required to file a claim for benefits. The Committee shall inform any Eligible Executive upon such Eligible Executive’s Qualifying Termination that such Eligible Executive will be eligible for benefits under this Plan, so long as the Eligible Executive satisfies the conditions set forth in Section 4 of this Plan. Any Eligible Executive (i) who is not paid severance benefits hereunder and who believes that such Eligible Executive is entitled to severance benefits hereunder or (ii) who has been paid severance benefits hereunder and believes that such Eligible Executive is entitled to greater benefits hereunder may file a claim for severance benefits under the Plan in writing with the Committee within ninety (90) days after such Date of Termination.
(b)Initial Determination of a Claim. If a claim for severance benefits hereunder has been properly filed, the Committee shall evaluate it and notify the Eligible Executive of the approval, whole denial or partial denial of the claim, within a reasonable period of time but no later than ninety (90) days after receipt of the claim (or one-hundred and eighty (180) days after receipt of the claim if special circumstances require an extension of time for processing the claim). If a claim for severance benefits hereunder is wholly or partially denied, such notice shall (i) be in writing; (ii) be written in a manner calculated to be understood by the Eligible Executive; (iii) contain the specific reason or reasons for denial of the claim; (iv) refer specifically to the pertinent Plan provisions upon which the denial is based; (v) describe any additional material or information necessary for the Eligible Executive to perfect the claim (and explain why such material or information is necessary); and (vi) explain the Eligible Executive’s right to appeal the claim and describe the Plan’s claim appeal procedures and time limits applicable to such procedures, including a statement of the Eligible Executive’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
(c)Appeal of a Denied Claim. Within sixty (60) days of the receipt by the Eligible Executive of the notice of denial or partial denial of a claim in accordance with Section 7(b), the Eligible Executive may file a written appeal with the Committee. In connection with the appeal, the Eligible Executive may review Plan documents and may submit written issues and comments. The Eligible Executive may also submit issues, arguments and other comments in writing to the Committee, along with any documentary evidence to support their claim. The Committee shall deliver to the Eligible Executive a written decision on the appeal promptly, but not later than sixty (60) days after the receipt of the Eligible Executive’s appeal (or one-hundred and twenty (120) days after receipt of the Eligible Executive’s appeal if there are special circumstances which require an extension of time for processing). Such decision shall (i) be in writing; (ii) be written in a manner calculated to be understood by the Eligible Executive; (iii) include specific reasons for the decision; (iv) refer specifically to the Plan provisions upon which the decision is based; (v) state that the Eligible Executive is entitled to receive, on request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Eligible Executive’s claim for benefits; and (vi) a statement of the Eligible Executive’s right to bring an action under Section 502(a) of ERISA.
(d)Special Circumstances. If special circumstances require an extension of up to one-hundred and eighty (180) days for an initial claim or one-hundred and twenty (120) days for an appeal, whichever applies, the Committee shall send written notice of the extension within ninety (90) days after receipt of the initial claim and within sixty (60) days after receipt of an appeal. This notice shall indicate the special circumstances requiring the extension and state when the Committee expects to render the decision.
(e)Claims Limitation Period. Eligible Executives must follow the claims and appeals procedures detailed in this Section 7 before taking legal action or any action in any other form regarding claims for Plan benefits. If the Eligible Executive has completed the entire above claims procedure, and said Eligible Executive disagrees with the Committee’s final decision, the Eligible Executive may commence a civil court action under ERISA Section 502(a). Subject to this Section 7, the Eligible Executive shall be required to commence any such civil action in the federal courts of Pennsylvania within one (1) year of the Committee’s final decision, and the Eligible Executive hereby consents to the exclusive jurisdiction of such courts for these purposes. If the Eligible Executive does not commence a civil action in such courts and within the claim’s limitation period described in the immediately preceding sentence, the Eligible Executive waives all rights to relief under ERISA. An Eligible Executive shall have no right to seek review of a denial of Plan benefits, or to bring any legal action or proceeding to enforce a claim, prior to filing a claim and exhausting his or her administrative remedies under this Section 7.
(f)Compliance with ERISA. The benefits claim procedure provided in this Section 7 is intended to comply with the provisions of 29 C.F.R. §2560.503-1 and ERISA Section 503. All provisions of this Section 7 shall be interpreted, construed, and limited in accordance with such intent.
8.General Provisions.
(a)Taxes. The Company is authorized to withhold from all payments made hereunder amounts of withholding and other taxes due or potentially payable in connection therewith, and to take such other action as the Company may deem advisable to enable the Company and the Eligible Executive to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payments made under the Plan.
(b)No Mitigation. No Eligible Executive shall have any duty to mitigate the amounts payable under the Plan by seeking or accepting new employment or self-employment following a Qualifying Termination.

(c)Offset. The Company may set off against, and each Eligible Executive authorizes the Company to deduct from, any payments due to the Eligible Executive, or to his or her estate, heirs, legal representatives, or successors, any amounts which may be due and owing to the Company or an Affiliate of the Company by the Eligible Executive, whether arising under the Plan or otherwise; provided, however, that no such offset may be made with respect to amounts payable that are subject to the requirements of Section 409A unless the offset would not result in a violation of the requirements of Section 409A.
(d)Amendment and Termination. The Plan may be amended or terminated by the Board or the Committee from time to time in its discretion and for any reason or no reason; provided, that, during the Change in Control Protection Period, no amendment or termination of the Plan shall impair any rights or obligations to any Eligible Executive under the Plan unless the Eligible Executive expressly consents to such amendment or termination. Notwithstanding the foregoing, the Board or the Committee is required to provide written notice of any amendment to any Eligible Executives who are then participating in the Plan at least eighteen (18) months prior to the effective date of such amendment, and in the event that a Change in Control occurs during such eighteen (18)-month period, then upon any Qualifying Termination following such Change in Control and during the Change in Control Protection Period that follows, such Eligible Executive shall be entitled to receive the greater level of severance benefits provided for under the amended Plan or the Plan prior to such amendment.
(e)Successors. The Plan will be binding upon any successor to the Company, its assets, its businesses or its interest (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. All payments and benefits that become due to an Eligible Executive under the Plan will inure to the benefit of his or her beneficiaries, executors, heirs, assigns, designees or legal representatives.
(f)Transfer and Assignment. Neither an Eligible Executive nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid.
(g)Unfunded Obligation. All benefits due an Eligible Executive under the Plan are unfunded and unsecured and are payable out of the general assets of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Eligible Executives shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.
(h)Severability; Reformation. If any provision of the Plan (or portion thereof) is held to be illegal, unenforceable or invalid for any reason, the illegality, unenforceability or invalidity of such provision (or portion thereof) will not affect the remaining provisions (or portions thereof) of the Plan, but such provision (or portion thereof) will be fully severable and the Plan will be construed and enforced as if the illegal, unenforceable or invalid provision (or portion thereof) had never been included herein. The parties agree that a court or arbitrator shall have the power to modify any such illegal, unenforceable or invalid term or provision to the maximum extent permitted by applicable law to render it legal, enforceable and valid while preserving the intention of the parties.
(i)Section 409A. The Plan is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under the Plan upon the termination of an Eligible Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. In no event may an Eligible Executive, directly or indirectly, designate the calendar year of any payment under this Plan. Each installment payment under the Plan is intended to be a separate payment for purposes of Section 409A. Notwithstanding any provision in the Plan to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if an Eligible Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of the Eligible Executive’s death; or (ii) the date that is six months after the Date of Termination (such earlier date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to the Eligible Executive (or the Eligible Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Eligible Executive on account of non-compliance with Section 409A.
(j)Governing Law. All questions arising with respect to the provisions of the Plan and payments due hereunder will be determined by application of the laws of the Commonwealth of Pennsylvania, without giving effect to any conflict of law provisions thereof, except to the extent preempted by federal law.
(k)Status. The Company intends that the Plan constitute an unfunded “employee welfare benefit plan” as such term is defined under ERISA for the benefit of a select group of management and highly compensated employees. No Eligible Executive, employee of the Company or any other person shall have any rights to or interest in any specific assets or accounts of the Company or any of its Affiliates by reason of the Plan.
(l)Third-Party Beneficiaries. Each member of the Company Group shall be a third-party beneficiary of the Eligible Executive’s covenants and obligations under the Restrictive Covenant Obligations and shall be entitled to enforce such obligations.

(m)No Right to Continued Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company or any of its Affiliates and any person, or to have any impact whatsoever on the at-will employment relationship between the Company or any of its Affiliates and the Eligible Executives. Nothing in the Plan shall be deemed to give any person the right to be retained in the employ of the Company or any of its Affiliates for any period of time or to restrict the right of the Company or any of its Affiliates to terminate the employment of any person at any time.
(n)Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to laws, regulations, contracts, documents, agreements and instruments refer to such laws, regulations, contracts, documents, agreements and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Plan, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither the Plan nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, the Plan has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.
(o)Overpayment. If, due to mistake or any other reason, a person receives severance payments or benefits under the Plan in excess of what the Plan provides, such person shall repay the overpayment to the Company in a lump sum within thirty (30) days of receipt of notice of the amount of overpayment. If such person fails to so repay the overpayment, then without limiting any other remedies available to the Company, the Company may deduct the amount of the overpayment from any other amounts which become payable to such person under the Plan or otherwise.
(p)Clawback. Notwithstanding anything in this Plan or any other agreement between the Company and/or its related entities and an Eligible Executive to the contrary, the Eligible Executive acknowledges and agrees that any amounts payable under the Plan to the Eligible Executive are subject to (i) any right that the Company may have under any policy or other agreement or arrangement with the Eligible Executive (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Eligible Executive; and (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission, the listing standards of any national securities exchange or association on which the Company’s securities are listed, or any other applicable law. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with applicable laws, regulations, and securities exchange listing standards.
(q)Agent for Service of Legal Process. Legal process may be served on the Committee, which is the plan administrator, at the following address: Krystal Biotech, Inc., 2100 Wharton Street, Suite 701, Pittsburgh, Pennsylvania, 15203.
9.Definitions. For purposes of the Plan, the following terms shall have the respective meanings set forth below:
(a)“Accrued Amounts” means (i) all unpaid Base Salary and/or other earned wages accrued through the Date of Termination, which shall be paid on the Company’s first regularly scheduled pay date following the Date of Termination (or earlier if required by applicable law); (ii) reimbursement for all incurred but unreimbursed expenses for which an Eligible Executive is entitled to reimbursement in accordance with the expense reimbursement policies of the Company in effect as of the Date of Termination; and (iii) benefits to which an Eligible Executive may be entitled pursuant to the terms of any plan or policy sponsored by the Company or any of its Affiliates as in effect from time to time (excluding, for the avoidance of doubt, the Stock Incentive Plan).
(b)“Affiliate” means with respect to any person, any other person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.
(c)“Applicable Benefit Period” means, for each Eligible Executive, the period beginning on the first day of the first month that commences following the Date of Termination and extending for the number of months corresponding to such Eligible Executive’s Tier, as set forth on Exhibit B attached hereto.
(d)“Applicable Severance Multiplier” means, for each Eligible Executive, the applicable multiple corresponding to such Eligible Executive’s Tier, as set forth on Exhibit B attached hereto.

(e)“Base Salary” means the amount an Eligible Executive is entitled to receive as base salary on an annualized basis, in effect as of the Date of Termination, excluding all annual cash incentive awards, bonuses, equity awards, and incentive compensation payable by the Company or any member of the Company Group as consideration for an Eligible Executive’s services. Notwithstanding the foregoing, in the event of a reduction in an Eligible Executive’s Base Salary resulting in the Eligible Executive’s resignation for Good Reason, for purposes of determining the Eligible Executive’s cash severance payments set forth in Section 4(a), the Eligible Executive’s Base Salary shall be deemed to be that in effect immediately prior to such reduction.
(f)“Board” means the Board of Directors of the Company.
(g)“Bonus Opportunity” means the dollar amount equal to the greater of (i)(A) an Eligible Executive’s target annual bonus percentage for the calendar year that includes the Date of Termination, multiplied by (B) such Eligible Executive’s Base Salary, in each case pro-rated for any changes in Base Salary or target annual bonus percentage, as applicable, during the calendar year that includes the Date of Termination (determined without giving effect to any reduction that constituted the basis for a termination for Good Reason pursuant to this Plan); and (ii) the average of the annual bonuses earned by the Eligible Executive under any executive bonus plan in the three fiscal years immediately preceding the calendar year that includes the Date of Termination, provided, that if the Eligible Executive was employed by a member of the Company Group for less than three years prior to the Date of Termination, such average shall be calculated based on the average of such lesser number of whole years immediately preceding the Date of Termination.
(h)“Cause” shall have the meaning set forth in the Employment Agreement; provided, that, if no such agreement exists or no such definition is provided therein, “Cause” means the Eligible Executive’s (i) willful misconduct, including, without limitation, violation of sexual or other harassment policy, misappropriation of or material misrepresentation regarding property of the Company, other than customary and de minimis use of the Company property for personal purposes, as determined in the reasonable discretion of the Company; (ii) willful and repeated non-performance of duties (other than by reason of Disability); (iii) willful and repeated failure to follow lawful directives; (iv) a felony conviction, a plea of nolo contendere to a felony by the Eligible Executive, or other conduct by the Eligible Executive that has or would result in material injury to the Company’s reputation, including conviction of fraud, theft, embezzlement, or a crime involving moral turpitude; (v) a material breach of any agreement between the Eligible Executive and the Company; or (vi) a significant violation of the Company’s employment and management policies made known to the Eligible Executive on the Company’s intranet website or otherwise. If the Company elects to terminate for Cause under prongs (ii), (iii), (v) or (vi), the Eligible Executive shall have thirty (30) days to cure to the reasonable satisfaction of the Company after written notice by the Company specifying the alleged conduct giving rise to Cause within thirty (30) days of learning of the alleged conduct, except where such cause, by its nature, is not curable as determined by the Company or the termination is based upon a recurrence of an act previously cured by the Eligible Executive.
(i)“Change in Control” means the occurrence of any of the following events after the Effective Date:
(i)Any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or its Affiliates, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;
(ii)During any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board (excluding any person whose election or nomination for election was a result of either an actual or threatened election contest as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act);
(iii)A merger or consolidation of the Company or a subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or the ultimate parent company of the Company outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in clause (i)) acquires more than 50% of the combined voting power of the Company’s then outstanding securities; and
(iv)A complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale. Notwithstanding the foregoing, for purposes of any payment made to an Eligible Executive under this Plan that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A, to the extent the impact of a Change in Control on such payment would subject the Eligible Executive to additional taxes under Section 409A, a Change in Control for purposes of such payment will mean both a Change in Control and a “change in the ownership of a corporation,” “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets” within the meaning of Section 409A as applied to the Company.
(j)“Change in Control Protection Period” means the twenty-four (24)-month period following the consummation of a Change in Control.
(k)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(l)“Code” means the Internal Revenue Code of 1986, as amended.
(m)“Committee” means the Compensation Committee of the Board or such other committee duly authorized by the Board to manage and control the operation and administration of the Plan. To the extent the Board elects to administer the Plan or if no committee is duly authorized by the Board to administer this Plan, the term “Committee” shall be deemed to refer to the Board for all purposes under this Plan.
(n)“Common Stock” has the meaning ascribed to such term in the Stock Incentive Plan.
(o)“Company Group” means the Company and each of its direct and indirect Subsidiaries and Affiliates; provided, however, that for purposes of Section 6(b), “Company Group” shall mean the Company and each of its direct and indirect Subsidiaries.
(p)“Competitor” means any person that (i) is engaged in the development of products or technologies which compete with the products or technologies offered by a member of the Company Group, including any products or technologies under development by a member of the Company Group; and (ii) is located within any state, county, municipality, city, or any other jurisdiction or locale in the United States where the Company Group conducts business or has material plans to conduct business and the Eligible Executive has a material presence or influence, in each case of (i) and (ii), at any time during the Eligible Executive’s employment with the Company or a member of the Company Group or, for the post-termination portion of the Restricted Period, within the twelve (12) month period immediately preceding the Date of Termination.
(q)“Date of Termination” means the effective date of the termination of an Eligible Executive’s employment with the Company or any other member of the Company Group, as applicable, as designated by the Committee or its permitted delegate(s) under this Plan (or, in the case of a termination for Good Reason, the resignation date designated by the Eligible Executive within the applicable time period specified in Section 9(w)), such that the Eligible Executive is no longer employed by, any member of the Company Group as of such designated date.

(r)“Disability” shall have the meaning as set forth in the long-term disability policy of the Company or the member of the Company Group to which the Eligible Executive provides services regardless of whether the Eligible Executive is covered by such policy. If the Company or member of the Company Group to which the Eligible Executive provides services does not have a long-term disability plan in place, “Disability” means that an Eligible Executive is unable to carry out the responsibilities and functions of the position held by the Eligible Executive by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. An Eligible Executive will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Committee in its discretion.
(s)“Eligible Executive” means any employee of the Company Group who (i) has executed and returned a Participation Agreement to the Company; and (ii) is not covered under any other severance plan, policy, program or arrangement sponsored or maintained by any member of the Company Group (other than with respect to an Employment Agreement or an award agreement pursuant to which awards are outstanding under the Stock Incentive Plan). The Committee shall have the sole discretion to determine whether an employee is an Eligible Executive. Notwithstanding anything to the contrary set forth herein, Eligible Executives shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of ERISA.
(t)“Employment Agreement” means (i) an employment agreement, service agreement, or similar agreement or (ii) a proprietary information and invention assignment, or similar agreement, in each case, between the Eligible Executive and the Company.
(u)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(v)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.
(w)“Good Reason” shall have the meaning set forth in the Employment Agreement; provided, that, if no such agreement exists or no such definition or similar definition (including, without limitation, “Good Cause”) is provided therein, “Good Reason” means the occurrence of any of the following events, unless the Eligible Executive consents to the applicable event: (i) a relocation of the Eligible Executive’s principal place of employment outside a fifty (50)-mile radius from the Eligible Executive’s office location in effect on the effective date of the Participation Agreement (which, for the avoidance of doubt, shall not include reasonable business travel); (ii) a material diminution in position, responsibilities or authority; or (iii) a material reduction in the Eligible Executive’s annual Base Salary or annual bonus target. If the Eligible Executive elects to terminate the Eligible Executive’s employment for “Good Reason,” the Eligible Executive must provide the Company written notice within thirty (30) days, after which the Company shall have thirty (30) days to cure. If the Company has not cured and the Eligible Executive elects to terminate the Eligible Executive’s employment, the Eligible Executive must do so within ten (10) days after the end of the cure period.
(x)“Participation Agreement” means the participation agreement delivered to each Eligible Executive by the Company prior to the Eligible Executive’s entry into the Plan evidencing the Eligible Executive’s agreement to participate in the Plan and to comply with all terms, conditions and restrictions within the Plan, in substantially the form set forth on Exhibit C attached hereto.
(y)“Pro-Rated Bonus” means the Eligible Executive’s target annual bonus amount for the calendar year that includes the Date of Termination, with the amount paid prorated based on the number of days that such Eligible Executive was employed by any member of the Company Group during the calendar year in which the Date of Termination occurs.
(z)“Qualifying Termination” means the termination of an Eligible Executive’s employment (i) by any member of the Company Group without Cause (which, for the avoidance of doubt, does not include a termination due to death or Disability); provided, that such Eligible Executive remains an employee in good standing with the applicable member of the Company Group through the Date of Termination; or (ii) due to an Eligible Executive’s resignation for Good Reason.
(aa)“Release Requirement” means the requirement that an Eligible Executive (or his or her beneficiary or executor, in the case of the Eligible Executive’s death) execute and deliver to the Company a general release of claims, in substantially the form set forth on Exhibit D attached hereto, on or prior to the date that is twenty-one (21) days following the date upon which the Company delivers the release to the Eligible Executive (which shall occur no later than seven (7) days following the Date of Termination) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is forty-five (45) days following such delivery date. Notwithstanding the foregoing or any other provision in the Plan to the contrary, the Release Requirement shall not be considered satisfied if the release described in the preceding sentence is (i) executed by the Eligible Executive (or his or her beneficiary or executor, if applicable) before the close of business on the Date of Termination, or (ii) revoked by the Eligible Executive (or his or her beneficiary or executor, as applicable) within any time provided by the Company for such revocation.
(bb)    “Restricted Period” means the period during which an Eligible Executive is employed by any member of the Company Group and continuing through the number of months corresponding to such Eligible Executive’s Tier, as set forth on Exhibit B attached hereto, following such Date of Termination, regardless of the reason for such termination of employment.

(cc)    “Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including any such regulations or guidance that may be amended or issued after the Effective Date.
(dd)    “Stock Incentive Plan” means the Krystal Biotech, Inc. 2017 IPO Stock Incentive Plan, as may be amended, restated or otherwise modified from time to time, or any successor equity incentive plan established by the Company.
(ee)    “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.
(ff)    “Tier” means the “Tier Level” used for purposes of determining the level of severance benefits an Eligible Executive is eligible to receive, as specified on Exhibit B attached hereto. The level of severance payments and benefits an Eligible Executive shall be eligible to receive under this Plan shall depend upon such Eligible Executive’s corresponding “Tier Level” at the time a Qualifying Termination occurs, as specified on Exhibit B attached hereto.

Exhibit A
KRYSTAL BIOTECH, INC.
EMPLOYEE
PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

Employee Name:

In consideration of my employment or continued employment by Krystal Biotech, Inc. (together with its subsidiaries, the “Company”), which I acknowledge to be good and valuable consideration for my obligations hereunder, intending to be legally bound, I hereby agree to the restrictions and obligations placed by the Company on my use and development of certain information, technology, ideas, inventions and other materials, as set forth in this Employee Proprietary Information and Invention Assignment Agreement (the “Agreement”).
1.At-Will Employment. I acknowledge that nothing in this Agreement shall be construed to imply that the term of my employment is guaranteed for any period of time. Unless otherwise stated in a written agreement signed by a duly authorized representative of the Company other than me, my employment is “at-will” and may be terminated for any or no reason, with or without cause and with or without notice.
2.Proprietary Information.
(a)Definition. I understand that the term “Proprietary Information” in this Agreement means any and all information and materials, in whatever form, tangible or intangible, whether disclosed to or learned or developed by me before or after the execution of this Agreement, whether or not marked or identified as confidential or proprietary, pertaining in any manner to the business of or used by the Company and its affiliates, or pertaining in any manner to any person or entity to whom the Company owes a duty of confidentiality. Proprietary Information includes, but is not limited to, the following types of information and materials: (i) research, development, technical or engineering information, know-how, data processing or computer software, programs, tools, data, analyses, designs, diagrams, drawings, schematics, sketches or other visual representations, plans, projects, manuals, documents, files, photographs, results, specifications, trade secrets, inventions, discoveries, compositions, ideas, concepts, structures, improvements, products, prototypes, instruments, machinery, equipment, processes, formulas, algorithms, methods, techniques, works in process, systems, technologies, disclosures, applications and other materials; (ii) financial information and materials, including, without limitation, information and materials relating to costs, vendors, suppliers, licensors, profits, markets, sales, distributors, joint venture partners, customers, subscribers, members and bids, whether existing or potential; (iii) business and marketing information and materials, including, without limitation, information and materials relating to future development and new product concepts; (iv) personnel files and information about the Company’s other employees and independent contractors; and (v) any other information or materials relating to the past, present, planned or foreseeable business, products, developments, technology or activities of the Company.
(b)Exclusions. Proprietary Information does not include any information or materials that I can prove by written evidence (i) is or becomes publicly known through lawful means and without breach of this Agreement by me; (ii) was rightfully in my possession or part of my general knowledge prior to my employment by the Company; or (iii) is disclosed to me without confidential or proprietary restrictions by a third party who rightfully possesses the information or materials without confidential or proprietary restrictions. However, to the extent the Company owes a duty of confidentiality to a third party with respect to such information, idea or material, such information, idea or material shall continue to be Proprietary Information until such time as the Company’s duty of confidentiality terminates or expires. If I am uncertain as to whether particular information or materials are Proprietary Information, I will request the Company’s written opinion as to their status.
(c)    Prior Knowledge. Except as disclosed on Schedule A to this Agreement, I have no information or materials pertaining in any manner to the business of or used by the Company and its affiliates, other than information I have learned from the Company in the course of being hired and employed.
3.Restrictions on Proprietary Information.
(a)    Restrictions on Use and Disclosure. I agree that all originals and all copies of manuscripts, letters, notes, notebooks, reports, models, computer files, and other materials containing, representing, evidencing, recording, or constituting any Proprietary Information (created by myself or others) shall be the sole property of the Company or the property of third parties who lawfully disclosed the Proprietary Information under obligations of confidentiality. I agree that, during my employment and at all times thereafter, I will hold the Proprietary Information in strict confidence, and I will not use, reproduce, disclose or deliver, directly or indirectly, any Proprietary Information except to the extent necessary to perform my duties as an employee of the Company or as permitted by a duly authorized representative of the Company. I will use my best efforts to prevent the unauthorized use, reproduction, disclosure or delivery of Proprietary Information by others. Notwithstanding the foregoing, nothing herein or in any other agreement or policy of the Company will prohibit or restrict me from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process from any such Governmental Authorities; (iii) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law, rule or regulation. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (A)(I) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (II) solely for the purpose of reporting or investigating a suspected violation of law; (B) to my attorney in relation to a lawsuit for retaliation against me for reporting a suspected violation of law; or (C) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement requires me to obtain prior authorization from the Company, or any other person or entity before engaging in any conduct described in this paragraph, or to notify the Company that I have engaged in any such conduct.
(b)Location. I agree to maintain at my work station and/or any other place under my control only such Proprietary Information as I have a current “need to know.” I agree to return to the appropriate person or location or otherwise properly dispose of Proprietary Information once that need to know no longer exists.
(c)    Third Party Information. I recognize that the Company has received and will receive Proprietary Information from third parties to whom or which the Company owes a duty of confidentiality. In addition to the restrictions set forth in this Section 3, I will not use, reproduce, disclose or deliver such Proprietary Information except as permitted by the Company’s agreement with such third party.
(d)Interference with Business. I acknowledge that, because of my responsibilities at the Company, I will help to develop, and will be exposed to, the Company’s business strategies, information on customers and clients, and other valuable Proprietary Information and trade secrets, and that use or disclosure of such Proprietary Information and trade secrets in breach of this Agreement would be extremely difficult to detect or prove. I also acknowledge that the Company’s relationships with its employees, customers, clients, vendors, and other persons are valuable business assets. Therefore, I agree as follows:
(i)I shall not, during my employment and for a period of one (1) year following termination of my employment with the Company for any reason (the “Restricted Period”), directly or indirectly, solicit, induce, recruit, or encourage any officer, director, employee, independent contractor or consultant of the Company who was employed or engaged by the Company (during the final one (1) year of my employment with respect to the post-termination portion of the Restricted Period) to leave the Company or terminate his or her employment or relationship with the Company.
(ii)I shall not, during the Restricted Period, directly or indirectly, solicit any of the Company’s customers, clients, vendors, business partners, or suppliers, or otherwise interfere with any business relationship or contract between the Company and any of its customers, clients, vendors, business partners, or suppliers.
(iii)I shall not, during the Restricted Period, directly or indirectly, solicit, for the purpose of selling products or services offered by the Company, any actual or prospective customer or client of the Company with whom I dealt on behalf of the Company or whose dealings with the Company I coordinated or supervised or about whom I obtained Proprietary Information (during the final one (1) year of my employment with respect to the post-termination portion of the Restricted Period).

I understand and agree that nothing in this Section 3 limits or modifies in any way my duties under any other Section of this Agreement or any applicable law regarding the Company’s Proprietary Information.
4.Privacy; Protection of Personal Information.
(a)    Privacy. I acknowledge that the Company may access all information and materials generated, received or maintained by or for me on the premises or equipment of the Company (including, without limitation, computer systems and electronic or voice mail systems), and I hereby waive any privacy rights I may have with respect to such information and materials.
(b)Protection of Personal Information. During my employment with the Company and thereafter, I shall hold Personal Information in the strictest confidence and shall not disclose or use Personal Information about other individuals, except in connection with my work for the Company, or unless expressly authorized in writing by an authorized representative of the Company. I understand that there are laws in the United States and other countries that protect Personal Information, and that I must not use Personal Information about other individuals other than for the purposes for which it was originally used or make any disclosures of other individuals’ Personal Information to any third party or from one country to another without prior approval of an authorized representative of the Company. I understand that nothing in this Agreement prevents me from discussing my wages or other terms and conditions of my employment with coworkers or others, unless such discussion would be for the purpose of engaging in unfair competition or other unlawful conduct.
(c)    Definition of Personal Information. “Personal Information” means personally identifiable information about employees, independent contractors, or third-party individuals, including names, addresses, telephone or facsimile numbers, email addresses, Social Security Numbers, background information, credit card or banking information, health information, or other information entrusted to the Company.
5.Inventions.

(a)Definitions.
(i)I understand that the term “Inventions” in this Agreement means any and all ideas, concepts, inventions, discoveries, developments, modifications, improvements, know-how, trade secrets, data, designs, diagrams, plans, specifications, methods, processes, techniques, formulas, algorithms, tools, works of authorship, derivative works, software, content, textual or artistic works, mask works, video, graphics, sound recordings, structures, products, prototypes, systems, applications, creations and technologies in any stage of development, whether or not patentable or reduced to practice and whether or not copyrightable.
(ii)I understand that the term “Intellectual Property Rights” in this Agreement means any and all (A) patents, utility models, industrial rights and similar intellectual property rights registered or applied for in the United States and all other countries throughout the world (including all reissues, divisions, continuations, continuations-in-part, renewals, extensions and reexaminations thereof); (B) rights in trademarks, service marks, trade dress, logos, domain names, rights of publicity, trade names and corporate names (whether or not registered) in the United States and all other countries throughout the world, including all registrations and applications for registration of the foregoing and all goodwill related thereto; (C) copyrights (whether or not registered) and rights in works of authorship, databases and mask works, and registrations and applications for registration thereof in the United States and all other countries throughout the world, including all renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression; (D) rights in trade secrets and other confidential information and know-how in the United States and all other countries throughout the world; (E) other intellectual property or proprietary rights in the United States and all other countries throughout the world, including all neighboring rights and sui generis rights; (F) rights to apply for, file, register establish, maintain, extend or renew any of the foregoing; (G) rights to enforce and protect any of the foregoing, including the right to bring legal actions for past, present and future infringement, misappropriation or other violations of any of the foregoing; and (H) rights to transfer and grant licenses and other rights with respect to any of the foregoing, in the Company’s sole discretion and without a duty of accounting.
(b)Assignment. I hereby assign, and agree to assign automatically upon creation, to the Company, without additional compensation, my entire right, title and interest (including, without limitation, all Intellectual Property Rights) in and to (i) all Inventions that are made, conceived, discovered or developed by me (either alone or jointly with others), or result from or are suggested by any work performed by me (either alone or jointly with others) for or on behalf of the Company or its affiliates, (A) during the period of my employment with the Company, whether before or after the execution of this Agreement and whether or not made, conceived, discovered or developed during regular business hours or (B) during or after the period of my employment with the Company, whether before or after the execution of this Agreement, if based on or using Proprietary Information or otherwise in connection with my activities as an employee of the Company (collectively, the “Company Inventions”), and (ii) all benefits, privileges, causes of action and remedies relating to the Company Inventions, whether before or hereafter accrued (including, without limitation, the exclusive rights to apply for and maintain all registrations, renewals and/or extensions; to sue for all past, present or future infringements or other violations of any rights in the Invention; and to settle and retain proceeds from any such actions), free and clear of all liens and encumbrances. I agree that all such Company Inventions are the sole property of the Company, or any other entity designated by it, and all Intellectual Property Rights shall vest in and inure to the benefit of the Company or such other entity. I agree and acknowledge that all copyrightable Company Inventions shall be considered works made for hire prepared within the scope of my employment.
(c)License. If, under applicable law notwithstanding the foregoing, I retain any right, title or interest (including any Intellectual Property Right) with respect to any Company Invention, I hereby grant and agree to grant to the Company, without any limitations or additional remuneration, a worldwide, exclusive, royalty-free, irrevocable, perpetual, transferable and sublicensable (through multiple tiers) license to make, have made, use, import, sell, offer to sell, practice any method or process in connection with, copy, distribute, prepare derivative works of, display, perform and otherwise exploit such Company Invention, and I agree not to make any claim against the Company or its affiliates, suppliers, or customers with respect to such Company Invention.
(d)Records; Disclosure. I agree to keep and maintain adequate and current written records regarding all Inventions made, conceived, discovered or developed by me (either alone or jointly with others) during my period of employment or after the termination of my employment if based on or using Proprietary Information or otherwise in connection with my activities as an employee of the Company. I agree to make available such records and disclose promptly and fully in writing to the Company all such Inventions, regardless of whether I believe the Invention is a Company Invention subject to this Agreement, and the Company will examine such disclosure in confidence to make such determination. Any such records related to Company Inventions shall be the sole property of the Company.
(e)Assistance and Cooperation. I agree to cooperate with and assist the Company, and perform, during and after my employment, all acts deemed necessary or desirable by the Company, to apply for, obtain, establish, perfect, maintain, evidence, enforce or otherwise protect any of the full benefits, enjoyment, right, title and interest throughout the world in the Company Inventions. Such acts may include, but are not limited to, execution of assignments of title and other documents and assistance or cooperation in legal proceedings. Should the Company be unable to secure my signature on any such document, whether due to my mental or physical incapacity or any other cause, I hereby irrevocably designate and appoint the Company and each of its duly authorized representatives as my agent and attorney-in-fact, with full power of substitution and delegation, to undertake such acts in my name as if executed and delivered by me (which appointment is coupled with an interest), and I waive and quitclaim to the Company any and all claims of any nature whatsoever that I may have or may later have for infringement of any Intellectual Property Rights in or to the Company Inventions.
(f)Moral Rights. To the extent allowed by applicable law, the assignment of the Company Inventions includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby waive and agree not to institute, support, maintain or permit any action or proceeding on the basis of, or otherwise assert, such Moral Rights. I hereby authorize the Company to publish the Company Inventions in the Company’s sole discretion with or without attributing any of the foregoing to me or identifying me in connection therewith and regardless of the effect on such Company Inventions or my relationship thereto. I agree to ratify and consent to any action that may be taken or authorized by the Company with respect to such Company Inventions, and I will confirm any such ratifications and consents from time to time as requested by the Company.
(g)Excluded Inventions. I agree to identify in Schedule A all Inventions, if any, that I made, conceived, discovered, or developed (either alone or jointly with others) prior to my employment by the Company that relate to the current or planned conduct of the

Company’s business (collectively, “Excluded Inventions”), which I wish to exclude from the scope of this Agreement. I represent and warrant that such list is complete and accurate, and I understand that by not listing an Invention on Schedule A as an Excluded Invention, I am acknowledging that such Invention was not made, conceived, discovered, or developed prior to my employment by the Company.
(h)Employee Inventions and Third-Party Inventions. I shall not, without prior written approval by the Company, make any disclosure to the Company of or incorporate into Company property or Company Inventions any Invention owned by me or in which I have an interest (“Employee Invention”) or any Invention owned by a third party. If, in the course of my employment with the Company, I make any disclosure to the Company of or incorporate into Company property or Company Inventions an Employee Invention, with or without Company approval, I hereby grant and agree to grant to the Company a worldwide, nonexclusive, royalty-free, irrevocable, perpetual, transferable and sublicensable (through multiple tiers) license to make, have made, use, import, sell, offer to sell, practice any method or process in connection with, copy, distribute, prepare derivative works of, display, perform and otherwise exploit such Employee Invention, and I agree not to make any claim against the Company or its affiliates, suppliers, or customers with respect to any such Employee Invention.
(i)Representations; Warranties, and Covenants. I represent, warrant, and covenant that: (i) I have the right to grant the rights and assignments granted herein, without the need for any assignments, releases, consents, approvals, immunities, or other rights not yet obtained; (ii) any Company Inventions that are copyrightable works are my original works of authorship; and (iii) neither the Company Inventions nor any element thereof are subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances or encroachments.
(j)Adequate Consideration. I acknowledge that the Company Inventions and the associated Intellectual Property Rights may have substantial economic value, that any and all proceeds resulting from use and exploitation thereof shall belong solely to the Company, and that the salary, equity incentives and/or other compensation I receive from the Company for my employment with the Company includes fair and adequate consideration for all assignments, licenses, and waivers hereunder.
6.Prohibition on Disclosure or Use of Third-Party Confidential Information. I will not disclose to the Company or induce the Company to use any confidential, proprietary, or trade secret information or materials belonging to others (including without limitation any former employers) at any time, nor will I use any such information or materials in the course of my employment with the Company. I acknowledge and agree that any violation of this provision shall be grounds for my immediate termination and could subject me to substantial civil liabilities and criminal penalties. I acknowledge that no officer or other employee or representative of the Company has requested or instructed me to disclose or use any such information or materials, and I will immediately inform my supervisor in the event I believe that my work at the Company would make it difficult for me not to disclose to the Company any such information or materials.

7.No Conflicts; Former Agreements. I represent and warrant that I have no other agreements or relationships with or commitments to any other person or entity that conflict with my obligations to the Company as an employee of the Company or under this Agreement, and that my employment and my performance of the terms of this Agreement will not require me to violate any obligation to or confidence with another. I agree that I will not enter into any oral or written agreement in conflict with this Agreement. Except as disclosed on Schedule A to this Agreement, I represent and warrant that I have not entered into any other agreements or relationships with or commitments to any other person or entity that obligates me to disclose to any such other person or entity any Proprietary Information or that assigns or obligates me to assign to any such other person or entity any Company Inventions.
8.Third Party and Government Contracts. I understand that the Company has or may enter into contracts with other persons or entities, including the United States or foreign government or their agents, under which certain Intellectual Property Rights will be required to be protected, assigned, licensed, or otherwise transferred. I hereby agree to be bound by all such agreements, and to execute such other documents and agreements as are necessary to enable the Company to meet its obligations under any such contracts.
9.Termination; Return of Materials. I agree to promptly return all property of the Company, including, without limitation, (a) all source code, books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents or materials and all copies thereof, (b) all equipment furnished to or prepared by me in the course of or incident to my employment, and (c) all written or tangible materials containing Proprietary Information in my possession upon termination of my employment for any reason or at any other time at the Company’s request. Following my termination, I will not retain any written or other tangible material containing any Proprietary Information or information pertaining to any Company Invention. I understand that my obligations contained in this Agreement will survive the termination of my employment and I will continue to make all disclosures required of me by Section 5(d) above. Following any termination of employment, I will cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. I will also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to my employment by the Company. In the event of the termination of my employment, I agree, if requested by the Company, to sign and deliver the Termination Certificate attached as Schedule B hereto. I agree that after the termination of my employment, I will not enter into any agreement that conflicts with my obligations under this Agreement and will inform any subsequent employers of my obligations under this Agreement. The termination of any employment or other agreement between the Company and me shall not terminate this Agreement and each and all of the terms and conditions hereof shall survive and remain in full force and effect.
10.Remedies. I recognize that nothing in this Agreement is intended to limit any remedy of the Company under prevailing law governing the protection of trade secrets or other Intellectual Property Rights. In addition, I acknowledge that any breach by me of this Agreement would cause irreparable injury to the Company for which pecuniary compensation would not afford adequate relief and for which it would be extremely difficult to ascertain the amount of compensation which would afford adequate relief to the Company. Therefore, I agree that if I breach any provision of this Agreement, the Company shall be entitled to injunctive or other equitable relief to remedy any breach or prevent any threatened breach of this Agreement, without the necessity of posting bond or other security or proving it has sustained any actual damage. This remedy will be in addition to any other remedies available to the Company at law or in equity.
11.Miscellaneous Provisions.
(a)Assignment; Binding Effect. I acknowledge and agree that my performance is personal hereunder, and that I shall have no right to assign, delegate or otherwise transfer and shall not assign, delegate or otherwise transfer any rights or obligations under this Agreement. Any such assignment, delegation or other transfer shall be null and void. This Agreement may be freely assigned or transferred by the Company, and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets. Subject to the foregoing, this Agreement shall inure to the benefit of the Company and its affiliates, successors, and assigns, and shall be binding on me and my heirs, executors, administrators, devisees, spouses, agents, legal representatives and successors in interest.
(b)Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to its conflict of law rules.
(c)Jurisdiction. Except for actions for injunctive or other equitable relief, which may be brought in any court of competent jurisdiction, any legal suit, action or proceeding arising out of or relating to this Agreement shall be commenced in a federal court in the Western District of Pennsylvania or in Pennsylvania state court in the City of Pittsburgh, Pennsylvania in Allegheny County, and each party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action, or proceeding.
(d)Severability. If any provision of this Agreement, or application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, an arbitrator or reviewing court of appropriate jurisdiction shall have the authority to “blue pencil” or otherwise modify such provision so as to render it enforceable while maintaining the parties’ original intent as reflected herein to the greatest extent possible and the remainder of this Agreement shall remain in full force and effect.
(e)Waivers. Delay or failure to exercise any right or remedy under this Agreement shall not constitute a waiver of such right or remedy nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. No waiver by any party of any of the provisions of this Agreement shall be effective unless explicitly set out in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.
(f)Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular and any gender shall include any other gender.
(g)Entire Agreement; Amendment. This Agreement, including without limitation the Schedules hereto, constitutes the entire agreement between the Company and me with respect to the subject matter hereof and replaces and supersedes any prior or existing agreement entered into by me and the Company with respect to the subject matter hereof; provided, however, that any other restrictive covenants between the parties shall continue on in full force and effect. This Agreement may not be modified or amended, in whole or in part, except by a writing signed by me and a duly authorized representative of the Company other than me. I agree that any subsequent change in my duties or compensation for employment will not affect the validity or scope of this Agreement.
(h)Counterparts and Electronic Signatures. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original, and both of which shall constitute one and the same instrument. Either Party may sign this Agreement by (i) providing a scanned image of a handwritten signature that is attached to an electronic document, or (ii) through the use of e-signature software such as DocuSign. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IF YOU HAVE ANY QUESTIONS CONCERNING THIS AGREEMENT, YOU MAY WISH TO CONSULT AN ATTORNEY. MANAGERS, LEGAL COUNSEL AND OTHERS AT THE COMPANY ARE NOT AUTHORIZED TO GIVE YOU LEGAL ADVICE CONCERNING THIS AGREEMENT.
I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS THAT IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY.

Date:
Employee Name

Employee Signature

ACKNOWLEDGED AND ACCEPTED:
Krystal Biotech, Inc.

By:
Name:
Title

SCHEDULE A
EMPLOYEE DISCLOSURE
1.PROPRIETARY INFORMATION
Except as set forth below, I acknowledge that at this time I know nothing about the business or Proprietary Information1 of the Company, other than information I have learned from the Company in the course of being hired:

(Check here: _____ if continued on additional attached sheets)
2.EXCLUDED INVENTIONS

I have made no Inventions prior to my employment with the Company that relate to the current or planned conduct of the Company’s business and that are owned by me (either alone or jointly with others), and I do not wish to exclude any Excluded Inventions from the scope of the Agreement.

The following is a complete and accurate list of all Inventions I have made, conceived, discovered or developed prior to my employment with the Company that relate to the current or planned conduct of the Company’s business and that are owned by me (either alone or jointly with others), which I wish to exclude from the scope of the Agreement:

(Check here: _____ if continued on additional attached sheets)
3.CONFLICTING AGREEMENTS
The following information is provided in accordance with Section 7 of the Agreement:

I am not party to any agreement or have any relationship with or commitment to any other person or entity that obligates me to disclose to any such other person or entity any Proprietary Information or that assigns or obligates me to assign to any such other person or entity any Company Inventions.

The following is a complete and accurate list of all agreements, relationships with or commitments to any other person or entity any that obligates me to disclose to any such other person or entity any Proprietary Information or that assigns or obligates me to assign to any such other person or entity any Company Inventions.

(Check here: _____ if continued on additional attached sheets)

Date:
Employee Name

Employee Signature

1 Capitalized terms used herein shall have the meanings set forth in the Proprietary Information and Invention Assignment Agreement between the Company and the Employee.

SCHEDULE B
TERMINATION CERTIFICATE CONCERNING
PROPRIETARY INFORMATION AND COMPANY INVENTIONS
This document is to certify that I have returned all property of Krystal Biotech, Inc. (together with its subsidiaries, the “Company”), including, without limitation, (a) all source code, books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents or materials and all copies thereof, (b) all equipment furnished to or prepared by me in the course of or incident to my employment, and (c) all written and tangible materials containing Proprietary Information (as defined in the Agreement) in my possession.
I further certify that I have reviewed the Employee Proprietary Information and Invention Assignment Agreement (the “Agreement”) signed by me and that I have complied with and will continue to comply with all of its terms, including, without limitation, (i) the disclosure of any Inventions (as defined in the Agreement) made, conceived, discovered or developed by me (either alone or jointly with others) during my period of employment or after the termination of my employment if based on or using Proprietary Information or otherwise in connection with my activities as an employee of the Company, and (ii) the preservation as confidential of all Proprietary Information pertaining to the Company. This certificate in no way limits my responsibilities or the Company’s rights under the Agreement.
On termination of my employment with the Company, I will be employed by ___________________in the position of _______________.

Date:
Employee Name

Employee Signature

Exhibit B
Applicable Severance Multiple and Applicable Benefit Period

Qualifying Termination During a Change in Control Protection Period

Tier Level	Executive Position/ Level	Applicable Severance Multiple	Applicable Benefit Period	Restricted Period
Tier 1	Chief Executive Officer; President, R&D	2x	24 Months	24 Months
Tier 2	Named Executive Officers other than the Chief Executive Officer and President, R&D	1.5x	18 Months	18 Months
Tier 3	Designated Senior Vice Presidents and Designated Vice Presidents*	1x	12 Months	12 Months
*As designated by the Committee

B-1

Exhibit C
Participation Agreement

[DATE]
Re: Participation Agreement – Krystal Biotech, Inc. Executive Change in Control Severance Plan
Dear [NAME]:
We are pleased to inform you that you are eligible to participate in the Krystal Biotech, Inc. Executive Change in Control Severance Plan (as it may be amended from time to time, the “Plan”). Your participation in the Plan is subject to your execution and delivery of this Participation Agreement, and to the terms and conditions of the Plan, which is incorporated herein and deemed to be part of this Participation Agreement for all purposes. Unless otherwise defined herein, capitalized terms used in this Participation Agreement shall have the meanings set forth in the Plan.
As [TITLE] of the Company, you are eligible to receive Tier [●] severance payments and benefits under the Plan, subject to your execution and delivery of this Participation Agreement and the terms and conditions of the Plan.
In signing below, you expressly agree to be bound by, and promise to abide by, the terms of the Restrictive Covenant Obligations, which create certain obligations and restrictions, including, but not limited to, confidentiality, non-competition, non-solicitation, non-disparagement and post-termination cooperation. You agree that the Restrictive Covenant Obligations are reasonable in all respects.
You acknowledge and agree that the Plan and this Participation Agreement supersede all prior severance benefit policies, plans, agreements and arrangements of the Company or any other member of the Company Group and supersede all prior oral or written communications by the Company or any other member of the Company Group with respect to severance benefits provided in connection with or following a Change in Control (other than with respect to any awards outstanding under the Stock Incentive Plan), and all such prior policies, plans, arrangements and communications are hereby null and void and of no further force and effect, solely with respect to your severance entitlements set forth therein.
You further acknowledge and agree that (i) you have fully read, understand and voluntarily enter into this Participation Agreement and (ii) you have had a sufficient opportunity to consult with your personal tax, financial planning advisor and attorney about the tax, financial and legal consequences of your participation in the Plan before signing this Participation Agreement.

This Participation Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Please execute this Participation Agreement in the space provided below and send a fully executed copy to [NAME] no later than [DATE].

Sincerely,

KRYSTAL BIOTECH, INC.

By:
Name
Title

AGREED AND ACCEPTED

(NAME)
C-2

Exhibit D

Separation Agreement and General Release
This Separation Agreement and General Release of Claims (this “Release” or “Agreement”) is entered into by and between [NAME] (“Executive”) and Krystal Biotech, Inc., a Delaware corporation (the “Company”).
WHEREAS:
(i)Executive has been employed by the Company;
(ii)Executive’s employment has been terminated as of the Separation Date, as defined below; and
(iii)In connection with Executive’s termination of employment, Executive is eligible to receive certain severance payments and benefits pursuant to the Company’s Executive Change in Control Plan Severance Plan, effective as of August 2, 2024 (the “Plan”) and Executive’s Participation Agreement entered into under the Plan, dated as of [DATE] (the “Participation Agreement”), subject to the terms and conditions set forth therein including the Release Requirement. Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings set forth in the Plan.
NOW THEREFORE, the Company and Executive agree as follows:
1.Separation Date. Executive’s employment with the Company was or will be permanently terminated on [DATE] (the “Separation Date”).
2.Release.
(a)    For good and valuable consideration set forth in the Plan and Participation Agreement, Executive knowingly and voluntarily (for Executive and Executive’s spouses, heirs, executors, administrators, beneficiaries, trustees, successors, and assigns) releases and forever discharges the Company and each of its respective parents, subsidiaries and affiliates, and each of their present, former and future direct or indirect owners, managers, directors, officers, employees, attorneys, agents, members, insurers, shareholders and representatives, and each of their predecessors, successors and assigns (collectively, the “Released Parties”) from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter claims, commitments, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law, contract, statute, equity or otherwise, both past and present and whether known or unknown, suspected, unsuspected or claimed (collectively, “Claims”) against the Released Parties that Executive or any of Executive’s heirs, executors, administrators or assigns, may have (i) from the beginning of time through the date upon which Executive executes this Release; (ii) arising out of, or relating to, Executive’s employment with any Released Parties through the date upon which Executive executes this Release; (iii) arising out of, or relating to, any agreement with any Released Parties, including, but not limited to, any other awards, policies, plans, programs or practices of the Released Parties that may apply to Executive or in which Executive may participate, including, but not limited to, any rights under bonus plans or programs of Released Parties and/or any other short-term or long-term equity-based or cash-based incentive plans or programs of the Released Parties; (iv) arising out of, or relating to, Executive’s termination of employment from any of the Released Parties; and/or (v) arising out of, or relating to, Executive’s status as an employee, member, officer, or director of any of the Released Parties, including, but not limited to, any allegation, claim or violation, arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment and Retraining Notification Act of 1988, as amended; the Employee Retirement Income Security Act of 1974 (with respect to unvested benefits); the Fair Labor Standards Act; the Equal Pay Act, as amended; Section 1981 of U.S.C. Title 42; the Age Discrimination in Employment Act, as amended (including the Older Workers Benefit Protection Act); or their federal, state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, any doctrine of good faith and fair dealing, or under common law; or arising under any policies, practices or procedures of the Released Parties; or any Claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any Claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters. This is a general release that is intended to apply to all Claims Executive may have against the Released Parties through the date Executive executes this Release, except those Claims that cannot be waived pursuant to applicable laws.
(b)    Executive understands that Executive may later discover Claims or facts that may be different than, or in addition to, those which Executive now knows or believes to exist with regards to the subject matter of this Release and the releases in this Section, and which, if known at the time of executing this Release, may have materially affected this Release or Executive’s decision to enter into it. Executive hereby waives any right or Claim that might arise as a result of such different or additional Claims or facts.
(c)    Executive warrants and represents to the Company that there are no circumstances of which the Executive is aware or of which the Executive ought reasonably to be aware which would amount to a repudiatory breach by the Executive of any express or implied terms of the Executive’s employment which would entitle (or would have entitled) the Company to terminate the Executive’s employment without notice or payment in lieu of notice and any payment to the Executive pursuant to this Release is conditional on this being so.
(d)    Nothing in this Section or this Release shall release or impair: (i) Executive’s right to make Claims arising out of any acts or omissions of the Released Parties after the date Executive executes this Release; (ii) any right that cannot be waived by private agreement under law (including the right to file any Claim for workers’ compensation or unemployment insurance); (iii) any Claim to vested benefits under the Company’s benefit, stock and/or equity plans; (iv) any right to indemnification pursuant to the Employment Agreement, if applicable, or the Company’s organizational documents (if any); (v) any right to the benefits provided pursuant to the Participation Agreement or the Plan; or (vi) any Claim or right that Executive may have under the Participation Agreement or the Plan.
(e)    Nothing in this Release is intended to prohibit or restrict Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission or any other local, state, or federal administrative body or government agency prohibiting waiver of such right; provided, however, that Executive hereby waives the right to recover any monetary damages or other relief against any Released Parties excepting any benefit or remedy to which Executive is or becomes entitled to pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
(f)    Executive acknowledges, understands and agrees that Executive has no knowledge of any actions or inactions by any of the Released Parties or by Executive that Executive believes constitutes a basis for a claimed violation of any federal, state, or local law, any common law or any rule promulgated by an administrative body.
(g)    Executive represents that Executive has made no assignment or transfer of any right or Claim covered by this Section and that Executive further agrees that Executive is not aware of any such right or Claim covered by this Section.
(h)    Executive acknowledges and agrees that the releases set forth in this Section are an essential and material term of this Release and that without such waiver the Company would not have agreed to the terms of the Participation Agreement or the Plan.
3.Cooperation; No Cooperation with Non-Governmental Third Parties. Executive shall not knowingly encourage, counsel or assist any non-governmental attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any non-governmental third party against any of the Released Parties, unless compelled to do so by valid subpoena or other court order, and in such case only after first notifying the Company sufficiently in advance of such subpoena or court order to reasonably allow the Company an opportunity to object to the same. Executive agrees to promptly notify the Company via email to [___________] ([EMAIL ADDRESS]) in the event of any requests for information or testimony that Executive receives in connection with any of the foregoing.
4.Voluntary Agreement. Executive has carefully read and fully understands all of the provisions of this Release and that Executive is expressly waiving valuable rights. Executive is entering into this Release knowingly, freely and voluntarily in exchange for good and valuable consideration to which Executive would not be entitled in the absence of executing and not revoking this Release.
5.Consultation; Consideration and Revocation Period.
(a)    Executive acknowledges that the Company has advised Executive of Executive’s right to consult with an attorney prior to executing this Release.

(b)    Executive acknowledges that Executive has been provided with [at least twenty-one (21) calendar days] // [at least forty-five (45) calendar days] (the “Review Period”) to consider the offer of this Release prior to entering into it. Any modifications made to this Release, whether material or not, shall not extend or re-start the Review Period. Executive agrees to notify the Company of acceptance of this Release by delivering a signed copy of the Release to the Company, to [NAME], [TITLE], at [EMAIL], within the Review Period. Executive understands that the entire Review Period may be taken to consider this Agreement. Executive may execute and return this Release in less than the full Review Period, but not before Executive’s Separation Date. By signing and returning this Release, Executive acknowledges that the Review Period afforded Executive was a reasonable period of time to consider fully each and every term of this Release, including the general release set forth in Section 2. Executive has seven (7) calendar days after the date on which Executive executes this Release to revoke Executive’s consent to the Release.
6.Return of Company Property. Upon Executive’s execution of this Release, Executive acknowledges and agrees that Executive has returned to the Company all documents and information (and all copies thereof) belonging or relating to the business of Company and its affiliates as well as any other Company property or equipment which Executive has or has had in Executive’s possession at any time, including, but not limited to, files, notes, drawings, passwords, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers and/or cell phones), credit cards, entry cards, identification badges and keys, and any other materials of any kind which contain or embody any proprietary or confidential information of the Company or its affiliates (and all reproductions thereof).
7.Confidentiality, Restrictive Covenant Obligations, and Defend Trade Secrets Act.
(a)    Executive acknowledges and warrants that Executive shall remain bound by all continuing obligations set forth in any agreements or other documents with the Company, including, without limitation, the Restrictive Covenant Obligations.
(b)    Nothing in this Release or any other agreement with or policy of the Company shall prohibit or restrict Executive or Executive’s attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Release, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; (iii) seeking or accepting any U.S. Securities and Exchange Commission awards or other relief in connection with protected whistleblower activity; (iv) initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation; or (v) making any other disclosures that are protected under the whistleblower provisions of any applicable law, rule or regulation. Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any

Federal or state trade secret law for any disclosure of a trade secret of the Company or its subsidiaries or affiliates that (A) is made (x) in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this Release is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
8.Future Cooperation. Executive agrees to be available to and cooperate with the Company as provided in the Plan or Employment Agreement, as applicable.
9.Resignation from Office. Executive shall on the Separation Date immediately resign from all offices held by Executive in, or on behalf of, the Company and/or any affiliate by delivering to the Company a letter of resignation in a form acceptable to the Company. Executive shall promptly on request do all and any acts and things as the Company may reasonably require to effect and/or register Executive’s resignation under this Section and from all other offices, trusteeships or appointments which Executive holds in connection with or by reason of Executive’s employment by the Company and/or any affiliate.
10.No Admission of Wrongdoing. Executive agrees that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by any Released Party of any improper or unlawful conduct.
11.Savings Clause. If any term or provision of this Release is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Release or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision of this Release is invalid, illegal or unenforceable, this Release shall be enforceable as closely as possible to its original intent, which is to provide the Released Parties with a full release of all legally releasable claims through the date upon which Executive signs this Release.
12.Governing Law and Jurisdiction. This Release shall be governed by the laws of the Commonwealth of Pennsylvania and Executive expressly consents to the personal jurisdiction of the Pennsylvania state and federal courts for any lawsuit relating to this Release.
13.Each Party the Drafter. This Release, and the provisions contained in it, shall not be construed or interpreted for, or against, any party to this Release because that party drafted or caused that party’s legal representatives to draft any of its provisions.
14.Assignment; Third-Party Beneficiaries. This Release is personal to Executive and may not be assigned by Executive. This Release is binding on, and will inure to the benefit of, the Released Parties. The Released Parties are expressly intended to be third-party beneficiaries of the releases set forth in the “Release” Section, and it may be enforced by each of them.
15.Entire Agreement; No Oral Modifications; Counterparts. This Release sets forth the parties’ entire agreement with respect to the subject matter and shall supersede all prior and contemporaneous communications, agreements and understandings, written or oral, with respect hereto and thereto. This Release may not be modified or amended unless mutually agreed to in writing by the parties. This Release may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument. A. .pdf-ed or electronic signature shall operate the same as an original signature. All references to a “Section” of this Release are intended to refer to all paragraph(s) under a single numbered Section.

IN WITNESS THEREOF, the parties have executed this Release as of the date(s) set forth beneath their signatures below.

DO NOT SIGN THIS RELEASE BEFORE THE CLOSE OF BUSINESS ON THE SEPARATION DATE SET FORTH ABOVE.

EXECUTIVE	KRYSTAL BIOTECH, INC.

Signed:	Signed:

Name:	Name:

Date:	Title:

Date: